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                                                                    EXHIBIT 99.2

((OSI)(TM) PHARMACEUTICALS LOGO)

                                                                    NEWS RELEASE

Contact:
   OSI Pharmaceuticals, Inc.                  Burns McClellan (representing OSI)
   Kathy Galante                              Jonathan Nugent (Investors)
   Director                                   Kathy Jones, Ph.D. (Media)
   Investor / Public Relations                (212) 213-0006
   631-962-2000

            OSI PHARMACEUTICALS SUMMARIZES PRE-CLINICAL DATA FROM ITS
              RESEARCH & DEVELOPMENT PROGRAM PRESENTED AT THE 96TH ANNUAL MEETING OF THE AMERICAN ASSOCIATION FOR CANCER
                                    RESEARCH

MELVILLE, N.Y., APRIL 19, 2005 - OSI Pharmaceuticals, Inc. (Nasdaq: OSIP) today provided an informational update summarizing highlights from presentations made at this year's Annual Meeting of the American Association for Cancer Research
(AACR) being held from April 16-20 in Anaheim, Calif. OSI presentations covered a number of areas important to the development of the Company's portfolio of oncology products and drug candidates including:

EPITHELIAL MESENCHYMAL TRANSITION (EMT) MAY PREDICT SENSITIVITY OF SOLID TUMORS OF EPIDERMAL GROWTH FACTOR RECEPTOR (EGFR) INHIBITORS SUCH AS TARCEVA(TM)

Graeme Griffin et al (abstract #2313) presented pre-clinical data showing that cell lines and tumor xenografts that express epithelial markers (e.g. E-cadherin and gamma catenin) may be more sensitive to Tarceva (erlotinib) than cell lines and tumor xenografts that express mesenchymal markers (e.g. vimentin and fibronectin). These biological markers are associated with a process termed Epithelial Mesenchymal Transition (EMT). EMT is thought to be a marker of tumor progression, with tumors that express mesenchymal markers having a greater tendency to be invasive and metastasize than those tumors only expressing epithelial markers. Tumors expressing mesenchymal markers are thought to have a worse prognosis than tumors expressing epithelial markers. This new data supports the hypothesis that Tarceva may be effective in earlier-stage disease, such as an adjuvant or front-line setting in lung cancer, since these earlier-stage tumors are likely to be more epithelial-like in their histology. OSI, together with its alliance partners,
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Genentech and Roche, anticipate the initiation of clinical trials for Tarceva in both the front-line and adjuvant settings in lung cancer as part of the ongoing Tarceva clinical program.

"The implications of this work are very significant," stated Neil Gibson, Ph.D., OSI's Vice President of Research. "By understanding the role of EMT in solid tumors we believe we will be better positioned to expand the use of Tarceva to disease settings enriched with patients whose tumors are more 'epithelial' in nature thus allowing the evaluation of Tarceva across a broad range of solid tumor types such as colon cancer, breast cancer, head and neck cancer, ovarian cancer and prostate cancer. We look forward to continued pursuit of this emerging area of interest for the oncology community."

RNA INTERFERENCE: IDENTIFYING AND VALIDATING NEW DRUG TARGETS

Julie L.C. Kan et al (abstract #1706) presented data highlighting the utility of RNA interference (RNAi) in the identification and validation of new drug targets suitable for exploration in combination with Tarceva. One component of this study used the insulin-like growth factor-1 receptor (IGF-1R) as a model system to evaluate whether RNAi directed against this target could synergize with Tarceva in inhibiting lung cancer cell lines. IGF-1 is a growth factor, or hormone, known to stimulate growth and inhibit death in normal and cancerous cells. The data show that inhibition of IGF-1R enhances the degree of inhibition of proliferation and/or a greater induction of apoptosis in lung cancer cell lines treated with Tarceva. The data support combination of Tarceva with an IGF-1R inhibitor as a potential therapeutic option in the treatment of lung cancer.

RNAi refers to the use of short segments of double-stranded RNA, which can block or reduce gene expression of specific protein products. By "knocking down" specific cancer-related genes using RNAi technology, OSI's scientists can validate therapeutic targets before embarking on longer-term and more costly drug research. RNAi provides OSI with the technology to rapidly assess which of these targets will have greatest potential for drug discovery. Further, RNAi can be used to survey existing tumor cell lines in order to profile tissue and tumor response to intervention at an individual gene target that may serve to guide the initial clinical evaluation of new targeted anti-cancer compounds. Comparison of RNAi and lead compound effects on tumor line phenotype may also help to define potentially unknown pharmacological activities and improve our understanding of the multi-step processes by which cancers arise. OSI has explored the use of RNAi technology in its research program through an ongoing collaboration with scientists at Cold Spring Harbor Laboratory.

OSI'S C-KIT /VEGFR INHIBITOR PROGRAM

Mary Srebernak et al (abstract #677) presented data on OSI-930, a co-inhibitor of the receptor-tyrosine kinases c-kit and VEGFR (also known as KDR). OSI-930 is equally active against both the mutant and wild type versions of c-kit. OSI-930 was found to have single agent in vivo activity against tumor xenografts that may be driven by wild type c-kit or mutant c-kit. Scientists also characterized the pre-clinical anti-tumor activity of OSI-930 in combination with the chemotherapeutics agents, cisplatin/
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etoposide in small cell lung cancer and FOLFOX in colorectal carcinoma. The data demonstrated that OSI-930 can be administered safely and effectively with current standard therapeutic regimens in pre-clinical models and suggest the potential for use of OSI-930 in combination with chemotherapeutics or as maintenance therapy. Combining the inhibition of c-kit originated growth and survival pathways with anti-angiogenic activity arising from VEGFR inhibition in one molecule may potentially translate into a broad range of clinical activity. Data were also presented from several pre-clinical studies designed to identify potential biomarkers of OSI-930 activity. This work used a variety of cell lines that express either mutant or wild type c-kit to determine the effects of OSI-930 treatment on signaling events within cells both in vitro and in vivo. Initial data suggests that the activation state of proteins within the PI-3 kinase signaling pathway may be good biomarkers of OSI-930 activity both in vitro and in vivo. The goal of ongoing studies will be to establish biomarkers suitable to monitor the activity of OSI-930 in clinical trials. OSI-930 originated from the Company's de novo oncology research efforts and is being evaluated in a Phase I clinical trial.

ABOUT TARCEVA

Tarceva is a small molecule designed to target the human epidermal growth factor receptor 1 (HER1) pathway, which is one of the factors critical to cell growth in non-small cell lung cancer (NSCLC). HER1, also known as EGFR, is a component of the HER signaling pathway, which plays a role in the formation and growth of numerous cancers. Tarceva is designed to inhibit the tyrosine kinase activity of the HER1 signaling pathway inside the cell, which may block tumor cell growth. Tarceva was approved by the FDA in November 2004 and by the Swiss health authority, Swissmedic, in March 2005. Tarceva is an oral tablet indicated for daily administration for the treatment of patients with locally advanced or metastatic NSCLC after failure of at least one prior chemotherapy regimen. Tarceva is the only EGFR inhibitor to have demonstrated a survival benefit in NSCLC. Results from two earlier large, randomized, placebo-controlled clinical trials in first-line advanced NSCLC patients showed no clinical benefit with concurrent administration of Tarceva with doublet platinum-based chemotherapy (carboplatin and paclitaxel or gemcitabine and cisplatin) and its use is not recommended in that setting. Additional early-stage trials of Tarceva are being conducted in other solid tumors.

ABOUT TARCEVA SAFETY

In the pivotal NSCLC trial, the most common adverse reactions in patients receiving Tarceva were rash and diarrhea. Grade three/four rash and diarrhea occurred in nine and six percent of Tarceva-treated patients, respectively. Rash and diarrhea each resulted in discontinuation of one percent of Tarceva-treated patients. Six and one percent of patients needed dose reduction for rash and diarrhea, respectively. Historically, there have been infrequent reports of serious interstitial lung disease (ILD), including fatalities, in patients receiving Tarceva for treatment of NSCLC or other advanced solid tumors. In the Phase III trial, severe pulmonary reactions, including potential cases of interstitial lung disease, were infrequent (0.8 percent) and were equally distributed between treatment arms. The overall incidence of ILD in Tarceva-treated patients from all studies was approximately 0.7 percent.
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ABOUT OSI PHARMACEUTICALS

OSI Pharmaceuticals is a leading biotechnology company primarily focused on the discovery, development and commercialization of high-quality pharmaceutical products that extend life or improve the quality of life for cancer and diabetes patients worldwide. OSI's primary business remains oncology, but the Company has a second business interest in the area of diabetes through its subsidiary, Prosidion Limited, based in the United Kingdom. Tarceva(TM) (erlotinib), OSI's flagship product, is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in non-small cell lung cancer and pancreatic cancer. OSI exclusively markets Novantrone(R) (mitoxantrone concentrate for injection) for the approved oncology indications and markets Gelclair(R) Bioadherent Oral Gel for the relief of pain associated with oral mucositis.

This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI's and its collaborators' abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals' filings with the Securities and Exchange Commission.

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